EXHIBIT NO. 10
                             ALLEN ORGAN COMPANY
                          EXECUTIVE INCENTIVE PLAN
                        EFFECTIVE CALENDAR YEAR 1996

            Adopted by the Board of Directors on October 24, 1996

1. The company desires to provide incentive and reward to the executives for their individual effort and productivity on a measurable basis.

2.   Definitions

     Participants - those officers of the corporation as designated by the Board of Directors.

     Date of Incentive Determination - the last calendar day of the fiscal year for which the incentive is being computed.

     Non-Operating Gains or Losses - infrequent and unusual results as determined by the Board of Directors not normally a part of the annual pre-tax income.

3. The total incentive payment shall be calculated as 1.0% of the consolidated company pre-tax income for the subject fiscal year after elimination of the incentive accrual and Non-Operating Gains or Losses.

4. The plan will divide the participants into two categories for calculation of individual incentive payments.

     (a). Group 1 shall constitute executives named as officers of Allen Organ Company prior to 1990. Group 1 participants will receive a total 75% (3/4) of the total incentive payment as calculated from item 3.

     (b). Group 2 shall constitute all executives named as officers of Allen Organ Company since 1991. Group 2 participants will receive a total 25% (1/4) of the total incentive payment as calculated from item 3.

5. The total incentive payment calculated from the formula will be distributed to each participant in each group in a proportion equal to each participants annual salary payment in relation to the total annual salary of all participants included within that group. The annual salary shall be the weekly rate in effect at the date of calculation paid on a fifty-two week payment schedule, thus eliminating extra payments for unused vacations or personal days.

6. To participate in the plan for the fiscal year for which the incentive payment is being computed, a participant must be employed by the company on the last day of the fiscal year for which the payment is being computed and have worked a minimum of thirty (30) average hours per week for the fiscal year.

7. The incentive payment is to be calculated upon completion of the fiscal year audit by the company's certified accountants. All figures used in the calculations, other than the individual payment amounts, shall be rounded to the nearest one thousand ($1,000) dollars. The incentive is to be accrued in the fiscal year for which the calculation is made and paid in cash to the participants within sixty (60) days after the close of the fiscal year.

8. This plan is instituted for the fiscal year ended December 31, 1996 and shall continue for each fiscal year thereafter subject to amendment or revocation by the Board of Directors.